EXHIBIT 11.1



                COMPUTATION OF PER SHARE CHANGE IN NET ASSETS



     Per Share Operating Performance
       Net asset value, beginning of period                           $  --
                                                                  ----------

       Loss from operations                                           (0.01)
       Unrealized appreciation on investment, net of taxes             0.19
                                                                  ----------
                                                                       0.18
       Add capital share transactions                                  0.11
                                                                  ----------

     Net asset value, end of period                                   $0.29
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